FORM 4
		UNITED STATES SECURITIES AND EXCHANGE COMMISSION
		Washington, D.C.  20549

OMB APPROVAL

?   Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
OMB Number:           3235-0287
Expires:     January 31, 2005
Estimated average burden
hours per response. . . . . . . .0.5

(Print or Type Responses)
Filed pursuant to Section 16(a)
of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(h) of the
Investment Company Act of 1940


1.	Name and Address of Reporting Person*
	Marsh, Jr.    Donald    L.
	Commonwealth Industries, Inc.
	500 West Jefferson Street, Suite 1900
	 (Street)
	Louisville, KY  40202
	 (City) (State)(Zip)

2. 	Issuer Name and Ticker or Trading Symbol
	Commonwealth Industries, Inc.  (CMIN)

3.	I.R.S. Identification Number of
	Reporting Person, if an entity
	(voluntary)

4.	Statement for
	Month/Day/Year
	03/25/2003

5.	If Amendment,
	Date of Original
	(Month/Day/Year)

6.	Relationship of Reporting Person(s) to Issuer

	XX	 Officer  (give title below)
	 Executive Vice President and CFO

7. Individual or Joint/Group Filing
	(Check Applicable Line)
	X Form filed by One Reporting Person

Table I  - Non-Derivative Securities Acquired,
	Disposed of, or Beneficially Owned

1.	Title of Security
	(Instr. 3)
2.  	Transaction
	Date
	(Month/Day/Year)
2A. 	Deemed
	Execution Date,
	if any
	(Month/Day/Year)
3.	Transaction
	Code
	(Instr. 8)
4.	Securities Acquired (A)
	or Disposed of (D)
	(Instr. 3, 4 and 5)
5. 	Amount of
	Securities
	Beneficially
	Owned Following
	Reported
	Transaction(s)
6.	Ownership
	Form: Direct(D)
	Or Indirect(I)
7.	Nature of
	Indirect
	Beneficial
	Ownership
Code
V
Amount
(A) or (D)
Price
(Instr. 3 and 4)
(Instr. 4)
(Instr. 4)

FORM 4 (continued)
Table II - Derivative Securities Acquired,
	Disposed of, or Beneficially Owned
	(e.g., puts, calls, warrants, options,
	convertible securities)

1.	Title of
	Derivative
	Security
	(Instr. 3)
2.	Conversion or
	Exercise
	Price of
	Derivative
	Security
3.	Transaction
	Date
	(Month/Day/Year)
3A. 	Deemed
	Execution Date,
	If any
	(Month/Day/Year)
4.	Transaction
	Code
	(Instr. 8)
5.	Number of
	Derivative
	Securities
	Acquired (A) or
	Disposed of (D)
	(Instr. 3, 4 and 5)
6.	Date Exercisable
	and Expiration Date
	(Month/Day/Year)
7.	Title and Amount of
	Underlying Securities
	(Instr. 3 and 4)
8.	Price of
	Derivative
	Security
	(Instr. 5)
9.	Number of Derivative
	Securities
	Beneficially Owned
	Following Reported
	Transaction(s)
	(Instr. 4)
10.	Ownership Form of
	Derivative
	Security
	Direct (D) or
	Indirect (I)
	(Instr. 4)
11.	Nature of
	Indirect
	Beneficial
	Ownership
(Instr. 4)
Code
V
(A)
(D)
Date
Exercisable
Expiration Date
Title
Amount or
Number of Shares


Phantom
Stock Units
1- for-1
03/25/2003
_
A
_
_
_
(1)
(1)
Common
Stock
145.3491
_
17,180.6844
D

Explanation of Responses:

(1) Phantom stock units purchased
under a deferred compensation plan
are to be settled in Common Stock upon
retirement of the reporting person or
another date established at least
six months prior to the settlement date.


** Intentional misstatements or omissions of facts constitute Federal Criminal
Violations. See 18 U.S.C 1001 and
15 U.S.C. 78ff(a).

Donald L. Marsh, Jr.
By Lenna Ruth Macdonald (POA)
** Signature of Reporting Person

March 26, 2003
Date

Note:  File three copies of this Form,
one of which must be manually signed.
If space is insufficient, see
Instruction 6 for procedure.

Potential persons who are to respond
to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Reminder: Report on a separate line for
Each class of securities beneficially owned
Directly or indirectly.

*If the form is filed by more than one
reporting person, see Instruction 4(b)(v).
Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.